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                                                                   Exhibit 3.1.2

                               STATE OF CALIFORNIA


                               SECRETARY OF STATE

         I, BILL JONES, Secretary of State of the State of California, hereby certify:

         That the attached transcript of 4 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

                                               IN WITNESS WHEREOF, I execute
                                               this certificate and affix the
                                               Great Seal of the State of
                                               California this day of

                                                          Jan. 17,  2001
                                                          ---------------------


                                                 /s/  Bill Jones
                                               --------------------------------
                                               Secretary of State









[SEAL]
The Great Seal of the
State of California


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                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                              EDISON MISSION ENERGY


     Alan I. Fohrer and Martha A. Spikes certify that:

     A. They are the duly elected and acting President and Secretary, respectively, of Edison Mission Energy, a California corporation.

     B. The First Amended and Restated Articles of Incorporation of Edison Mission Energy shall be amended by adding the following sections at the end of
Article IV thereof:

     3. At least one member of the Board of Directors (referred to as an "Independent Director") shall not have been, at the time of such director's appointment or at any time in the preceding five (5) years, (a) a direct or indirect legal or beneficial owner of any equity securities of the corporation or any Affiliate of the corporation, (b) a creditor, supplier, employee, officer, director family member, manager or contractor of the corporation or any Affiliate of the corporation or (c) a person who controls (whether directly or indirectly or otherwise) the corporation or any Affiliate of the corporation or any creditor; supplier, employee, officer, director, manager or contractor of the corporation or any Affiliate of the corporation; provided, however, that the lack of an Independent Director shall not affect the validity of the election of any director or of any action taken by the Board of Directors that otherwise would be valid under the Articles or Incorporation and Bylaws and the California General Corporation, except for any act requiring unanimous approval under Section 4 of this Article.

     As used in this Section 3, the term "Affiliate" means any entity (i) which owns beneficially, directly or indirectly, 10% or more of the outstanding shares of the common stock or other voting securities of the corporation, or which is otherwise in control of the corporation, (ii) of which 10% or more of the outstanding voting securities are owned beneficially, directly or indirectly, by any entity described in clause (i) above, or (iii) which is controlled by any entity described in clause (i) above; provided that for the purposes of this definition the terms "control" and "controlled by" shall have

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     the meanings assigned to them in Rule 405 under the Securities Act of 1933, as amended.

     4. Notwithstanding any other provision of these Articles of Incorporation or applicable law, the corporation shall not, without the affirmative vote or written consent of 100% of the members of the Board of Directors (which must include at least one Independent Director), take any action to do any of the following:

          (1) consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity other than a consolidation, merger, conveyance or transfer as a result of which the corporation is the surviving entity or the surviving entity is organized under the laws of any State of the United States of America, assumes the obligations of the corporation, and has provisions in its organizational documents substantially similar to Sections 3 and 4 of this Article IV;

          (2) institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it or file a petition seeking, or consent to, reorganization, liquidation or relief under any applicable federal or state law relating to bankruptcy, insolvency or reorganization, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the corporation or a substantial part of its property, or make any assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due; or

          (3) declare or pay any dividend (other than dividends payable solely in the common stock of the corporation) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of capital stock of the corporation or any warrants or options to purchase any such stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the corporation (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions being herein called "Covered Distributions"); provided, however, that Covered Distributions may be made by the corporation without the affirmative vote or written consent of 100% of the members of the Board if, at the time such


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          Covered Distribution is declared: (i) the corporation's senior unsecured long-term debt rating is at least BBB- (or equivalent) by Standard and Poor's Rating Services ("S&P") and Baa3 (or equivalent) by Moody's Investors Service, Inc. ("Moody's"), and prior to such Covered Distribution the corporation has received confirmation that, as a result of such Covered Distribution, the corporation's senior unsecured long-term debt rating will not be downgraded below BBB- (or equivalent) by S&P or Baa3 (or equivalent) by Moody's, or (ii) the Interest Coverage Ratio (as defined below) is not less than 2.2 to 1.0 for the immediately preceding four fiscal quarters for which financial information in respect thereof is available; provided that, in the case of Covered Distributions pursuant to clause (ii), the aggregate of such Covered Distributions during any fiscal quarter shall not exceed $32.5 million.

As used in this Section 4, the terms appearing below shall have the meanings assigned to them as follows:

     "Interest Coverage Ratio" shall mean, for any period, Funds Flow from Operations during such period over Interest Expense for such period.

     "Funds Flow from Operations" shall mean, for any period, Distributions plus Operating Cash Flow plus interest income during such period less Operating Expenses during such period.

     "Distributions" shall mean any interest or principal payments on loans, distributions, management fees and dividends to the corporation or any of its subsidiaries made by a Non-Consolidated Operating Project.

     "Operating Cash Flow" shall mean, for any period, the excess of accrued Project Revenues during such period less accrued Project Operating Expenses less accrued Project Debt Service during such period from a Consolidated Operating Project.

     "Project Revenues" shall mean, for any period, all accrued revenues by the Consolidated Operating Projects during such period, including revenues from the sale of energy and capacity, steam and fuel plus accruals for business interruption insurance and all interest and other income.


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     "Project Operating Expenses" shall mean all accrued expenses by the
     Consolidated Operating Projects which are necessary for the continued operation and maintenance of the Consolidated Operating Projects which shall include operating lease payments and foreign taxes paid but exclude depreciation and amortization or any capital expenditure undertaken primarily to increase the efficiency of, expand or re-power the Consolidated Operating Projects or capital expenditures for environmental purposes which are not required by applicable law.

     "Project Debt Service" shall mean, for any period, all accrued interest and principal payments during such period for the Consolidated Operating Projects. Any principal payments made due to refinancing shall be excluded.

     "Consolidated Operating Projects" shall mean any electric generation facilities, oil and gas properties, trading activities, and operation and maintenance services in which the corporation or its subsidiaries have a direct or indirect ownership greater than 50%.

     "Non-Consolidated Operating Projects" shall mean any electric generation facilities, oil and gas properties, trading activities, and operation and maintenance services in which the corporation or its subsidiaries have a direct or indirect ownership equal to or less than 50%.

     "Operating Expenses" shall mean, for any period, all amounts accrued by the corporation in the conduct of its business during such period, including utilities, general and administrative expenses, employee salaries, wages and other employment-related costs, fees for letters of credit, surety bonds and performance bonds. Operating Expenses do not include federal and state taxes, depreciation or amortization and other non-cash charges.

     "Interest Expense" shall mean the accrued interest expense of all the corporation's senior recourse indebtedness, but shall exclude any intercompany obligation on which interest or the equivalent is received by the corporation.

          C. All of the directors of Edison Mission Energy have consented in writing to adoption of this amendment.

          D. Edison Mission Energy has one class of stock, Common Stock, of which 100 shares are outstanding.


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          E. The sole holder of the outstanding shares of Common Stock of Edison
Mission Energy has consented in writing in accordance with Section 603(a) of the General Corporations Law of California (the "GCL") to the adoption of this amendment in satisfaction of the required vote of shareholders necessary to approve this amendment in accordance with Section 902 of the GCL.

          F. This certificate shall become effective upon the filing thereof with the Secretary of the State of California. We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate on January 15, 2001.



                                       /s/  Alan J. Fohrer
                                       -----------------------------------
                                       Alan J. Fohrer
                                       President of Edison Mission Energy


                                       /s/  Martha A. Spikes
                                       -----------------------------------
                                       Martha A. Spikes
                                       Secretary of Edison Mission Energy






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